UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Pharsight Corporation

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The following are employee and customer communications issued by Pharsight Corporation, relating to the proposed merger between Tripos (DE), Inc. and Pharsight pursuant to the terms of an Agreement and Plan of Merger dated as of September 8, 2008.

Pharsight employees:

Earlier this morning, we issued a press release announcing that the company has signed a definitive agreement to merge with Tripos a provider of drug discovery informatics products and services. Tripos is wholly owned by Vector Capital, a San Francisco-based private equity firm specializing in buyouts, spinouts and recapitalizations of established technology businesses.

For those who could not attend the all hands meeting this morning, I wanted to send this email, summarizing what was shared.

In the 13 year history of Pharsight we have accomplished quite a lot and have established ourselves as the leader in providing modeling and simulation capabilities to the pharmaceutical industry. That history has included many challenges and an evolution of corporate existence: from start up company through successful IPO to a small public company which has delivered consistent revenue growth, profitability and positive cash flow. We believe our software products are the “Gold Standard” for PK/PD analysis, data management and the automation of workflow and that our consulting organization is considered the leading provider of strategic modeling and simulation services in the industry.

While we have delivered on our commitment to grow the company and have attained annual revenue in excess of $28M, we remain a very small company relative to our industry as well as in the context of being a public company. Most recently, we identified a new organic means of extending our growth opportunity with our successful introduction of the RAS business unit. We also believe we have additional growth initiatives identified for the expansion of both our software offerings and consulting services in the future. Nonetheless, the need to increase our market opportunity, expand our breadth of services to become a more strategic partner for our clients and leverage the cost of being a public company demands more.

I believe that the merger announced today helps address this challenge.

Tripos (www.tripos.com) is a leading provider of drug discovery informatics products and services. They help pharmaceutical companies and research facilities around the world successfully accelerate the identification and optimization of new compounds that have the potential to become drug products. They are headquartered in St. Louis, Missouri, serve more than 1,000 customers worldwide and are wholly owned by Vector Capital.

Vector Capital (www.vectorcapital.com) is a private equity firm based in San Francisco with more than $2B under management. Vector specializes in buyouts, spinouts and recapitalizations of established technology businesses. This means that they look for opportunities to acquire public technology companies such as ourselves to combine them with other companies outside of the public markets to capitalize on the synergies of adjacent product and service offerings free from the burdens of public company status. Vector initiated its strategy in the pharma space a little more than a year ago with its acquisition of Tripos. Vector is positioned to guide and fund further investments in support of building a significant pharma/biotech software and services provider.

The Tripos focus and strength in the discovery space, when combined with our focus and strength in the development space, provides a strategic complement to provide our customers the benefit of a partner who spans their full drug development process. I believe the combined company will be positioned to identify and address our clients unmet needs in providing for a more efficient and effective link between discovery and development activities.

In the context of our strategic challenges, the fit of this transaction is excellent:

•	We believe we will expand our market opportunity to cover a broader set of client needs

•	We eliminate the burdens of being a public company

•	We partner with ownership positioned to support further expansion and growth

These announcements, the combination of two companies and the transition that follows, can be a very disruptive and distracting event. The following are answers to some anticipated questions, although you will find that in many cases the answer to some question may not be known until a later date.

What does this mean for Pharsight?

•

The merger requires stockholder approval. The company needs to file a proxy statement and schedule a special stockholder meeting to approve the merger agreement. Due to notice period requirements and potential SEC review of the proxy, we expect that this process would take until the fourth quarter of 2008. Until we complete the transaction, Pharsight and Tripos will continue to operate independently.

•	The operational plan with regard to the merging of the two companies is still in process.

•	The Pharsight brand is of great value and will be maintained in the market place.

What does this mean for our customers?

•	Our customers will continue to benefit from the product and service offerings of the two businesses

•	Our customers will benefit from the existence of one larger and stronger partner across their drug development process

•	Our customers will benefit from a partner with the expertise to address their strategic need for a more efficient discovery to development process.

What does this mean for employees?

•

At this time, everyone’s roles and responsibilities will remain the same. Until the transaction has been completed, Tripos and Pharsight will operate as separate entities. Pharsight will still work towards the goals and operating plan set at the beginning of the fiscal year.

•	The combined organization charts and management roles and responsibilities are still in process of being developed.

•

According to the terms of the merger agreement, upon completion of the acquisition, all options will accelerate and vest in full. They will then be cashed out and each option holder will be paid the excess, if any, of the $5.50 per share transaction price over their exercise price per share.

During this morning’s meeting Jim Hopkins, CEO of Tripos, introduced himself and shared the following with the company.

“This is an exciting time for everyone involved in this acquisition. It is a melding and coalescing of two organizations that together will possess new promise and opportunity. For nearly 30 years, Tripos has endeavored to become a leading player in the drug discovery space, and the addition of the intellectual capital and industry leadership of Pharsight in clinical technology makes this strategic move one that will draw the attention and interest of our market.

The combined company will be able to offer our clients an information bridge between early drug discovery modeling and clinical trials modeling that we believe does not yet exist in the market, but could result in significant cost savings for our mutual clients. Through our combined technologies, we can conceive products that will help rescue drugs that fail during clinical trials, and can take information about failures that have occurred back to discovery to prevent structurally-similar compounds to those that fail from being started into the development process. I know that many of our mutual clients are excited about the prospect of having those things happen.”

Again, I do believe that this is a positive next step in the history of Pharsight. A step that addresses our strategic challenges and supports our ability to achieve future success.

While I understand these events are always disruptive and create uncertainties, you have my commitment to do what I can to minimize these issues. I do hope and expect that everyone will stay focused on your current responsibilities that allow us to continue the successful execution of our fiscal year 2009 plans and targets. I will continue to communicate information and plans as we move forward.

I will be in the Mountain View office today and welcome any additional questions you might have. Tomorrow, I will be at our PKS User Group conference in Boston. I will be visiting the Montreal office Thursday followed by a visit to Cary on Friday to be available to answer questions any of you in those locations might have.

Shawn O’Connor

Additional Information and Where to Find It

In connection with the proposed transaction, Pharsight Corporation will be filing a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). SECURITY HOLDERS OF PHARSIGHT ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Will Frederick, CFO, Pharsight, 321 E. Evelyn Avenue, 3rd Floor, Mountain View, CA 94041 (Telephone: (650) 314-3800). In addition, documents filed with the SEC by Pharsight are available free of charge at the SEC’s web site at www.sec.gov.

Pharsight and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Pharsight’s stockholders in connection with the transaction, which may be different than those of Pharsight stockholders generally. Information regarding the interests of such directors and executive officers is included in Pharsight’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of Pharsight’s participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s web site at http://www.sec.gov and from Will Frederick, CFO, Pharsight, 321 E. Evelyn Avenue, 3rd Floor, Mountain View, CA 94041 (Telephone: (650) 314-3800).

Dear Customer:

I am writing to inform you that Pharsight and Tripos have today announced the signing of a definitive agreement for Pharsight to merge with Tripos, a leading provider of drug discovery informatics products and services. Tripos is wholly owned by Vector Capital, a San Francisco-based private equity firm specializing in buyouts, spinouts and recapitalizations of established technology businesses. Vector initiated its strategy in the pharma space a little more than a year ago with its acquisition of Tripos. Vector is positioned to guide and fund further investments in support of building a significant pharma/biotech software and services provider.

The merger is subject to stockholder approval and other customary closing conditions. After the merger closes, Pharsight will become a wholly-owned subsidiary of Tripos. The transaction is expected to close in the fourth quarter of 2008. The press release announcing the merger is available on our website at www.pharsight.com.

Please be assured that you, our customer, should notice no change in how our organization endeavors to provide you excellent service. Specifically, your Account Manager and all Pharsight points of contact remain unchanged. Your contracts with Pharsight remain in effect and require no modification and invoice processes are unchanged. Your software shipments, consulting service deliverables, training courses, seminars, webinars, etc., will continue as previously scheduled.

From a strategic perspective, we believe this combination of a leading discovery company with Pharsight’s expertise in PK/PD modeling provides an exciting opportunity to expand our existing offerings and market reach. As we join our organizations in the coming months, we will have more to say on the new opportunities we identify to provide more value to our customers.

In the meantime, if you have any questions or concerns, feel free to contact us anytime.

You can contact James Hayden, SVP Global Sales, at [e-mail address omitted from external version] or [telephone number omitted from external version].

On behalf of all of Pharsight, thank you for your business and we look forward to continuing to serve you.

Sincerely,

Shawn O’Connor

Chairman, CEO, and President

Pharsight Corporation

[e-mail address omitted from external version]

[telephone number omitted from external version]

Additional Information and Where to Find It

In connection with the proposed transaction, Pharsight Corporation will be filing a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). SECURITY HOLDERS OF PHARSIGHT ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Will Frederick, CFO, Pharsight, 321 E. Evelyn Avenue, 3rd Floor, Mountain View, CA 94041 (Telephone: (650) 314-3800). In addition, documents filed with the SEC by Pharsight are available free of charge at the SEC’s web site at www.sec.gov.

Pharsight and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Pharsight’s stockholders in connection with the transaction, which may be different than those of Pharsight stockholders generally. Information regarding the interests of such directors and executive officers is included in Pharsight’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of Pharsight’s participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s web site at http://www.sec.gov and from Will Frederick, CFO, Pharsight, 321 E. Evelyn Avenue, 3rd Floor, Mountain View, CA 94041 (Telephone: (650) 314-3800).

[Greeting]

I wanted to give you call because you may have heard that Pharsight and Tripos have announced the signing of a definitive agreement for Pharsight to merge with Tripos. Tripos is a leading provider of drug discovery informatics products and services. Tripos is wholly owned by Vector Capital, a San Francisco-based private equity firm specializing in buyouts, spinouts and recapitalizations of established technology businesses. Vector initiated its strategy in the pharma space a little more than a year ago with its acquisition of Tripos. Vector is positioned to guide and fund further investments in support of building a significant pharma/biotech software and services provider.

The merger is subject to stockholder approval and other customary closing conditions. After the merger closes, Pharsight will become a wholly-owned subsidiary of Tripos. The transaction is expected to close in the fourth quarter of 2008. The press release announcing the acquisition is available on our website at www.pharsight.com.

The key message is that our customers should notice no change in how our organization serves you.

Specifically, your contracts with Pharsight remain in force and require no modification, any software shipments or service deliverables including connector projects, PAF projects, or other deployment engagements will continue as previously scheduled, invoicing processes are unchanged, your account manager and Pharsight support contacts, including support logins, etc., remain unchanged. Everything should continue ‘business as usual.’

From a strategic perspective, we believe this combination of a leading discovery company with Pharsight provides an exciting opportunity to expand our existing offerings and market reach. As we join our organizations in the coming months, we will be working to flesh out how we can leverage tools and technologies to provide new value, and more value, to our customers.

As always, if you have any questions or concerns or we can be of help in any way, please call me.

Additional Information and Where to Find It

In connection with the proposed transaction, Pharsight Corporation will be filing a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). SECURITY HOLDERS OF PHARSIGHT ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Will Frederick, CFO, Pharsight, 321 E. Evelyn Avenue, 3rd Floor, Mountain View, CA 94041 (Telephone: (650) 314-3800). In addition, documents filed with the SEC by Pharsight are available free of charge at the SEC’s web site at www.sec.gov.

Pharsight and its directors, executive officers and certain other members of its management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from Pharsight’s stockholders in connection with the transaction, which may be different than those of Pharsight stockholders generally. Information regarding the interests of such directors and executive officers is included in Pharsight’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and information concerning all of Pharsight’s participants in the solicitation will be included in the proxy statement relating to the proposed transaction when it becomes available. Each of these documents is, or will be, available free of charge at the SEC’s web site at http://www.sec.gov and from Will Frederick, CFO, Pharsight, 321 E. Evelyn Avenue, 3rd Floor, Mountain View, CA 94041 (Telephone: (650) 314-3800).